Exhibit 1.3

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August 9, 2004


UTIX Group, Inc.
170 Cambridge Street
Burlington, MA 01803
Attn:  Anthony Roth, President

Gentlemen:

This letter agreement ("ENGAGEMENT LETTER") shall confirm our agreement with you regarding the agreement of Utix Group, Inc., a Delaware corporation (the "COMPANY") to engage SD Partners, LLC ("SD") for the sole purpose of pursuing and arranging for an initial public offering in 2005 of debt and/or equity securities of the Company or its subsidiaries on the Alternative Investment Market of the London Stock Exchange (the "AIM FINANCING"). Our engagement shall, during the term of this Engagement Letter, be on an exclusive basis, solely to the extent that it involves the AIM Financing by or through any source introduced to the Company by SD (any of the foregoing, the "AIM FINANCING SOURCES").

We understand and acknowledge that the Company is currently undertaking an equity offering of its securities in the United States through a Form SB-2 registration statement. Nothing contained in this Engagement Letter shall in any manner limit or restrict the Company, during the term of this Engagement Letter or thereafter, from pursuing, on its own or through any other investment banker or broker of the Company's choosing, one or more debt and/or equity financings in the United States or in any other jurisdiction or on any securities exchange, other than the proposed AIM Financing.

1) This Engagement Agreement shall commence as at the date hereof and shall expire upon the earlier to occur of (a) consummation of the AIM Financing, or
(b) June 30, 2005. Notwithstanding the foregoing, it is acknowledged that the Company will not commence active efforts to obtain an AIM Financing until after January 2005 and that such efforts will depend, in part, upon the Company's capital requirements at that time in light of the results achieved from the launch of its gift ticket programs through retail distribution sources in 2004. Subject to the foregoing, it is anticipated that commencing in or about January 2005, if requested by the Company, SD shall perform the following tasks in connection with its engagement hereunder:

    o Assisting in preparation of business plan presentations for potential investors;

    o   Consulting for positioning of the message to potential investors,

    o   Identification of AIM Financing Sources,

    o Assisting the Company in opening an operating presence in the United Kingdom to expand its business activities into Europe; and

    o   Presentation and "RoadShow" to specific investors and AIM Financing
        Sources.


   30 Rosalind Place           Lawrence, NY 11559           Tel: 516 371 9579
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2)      Neither SD nor any of its affiliates or associates shall attempt to bind the Company with respect to any AIM Financing, alternate financial arrangement or other obligation, or hold SD or themselves out as an officer, employee, affiliate or representative of the Company for any purpose whatsoever. The final terms and conditions of any AIM Financing shall be acceptable in all respects to the Company and its board of directors and management, and nothing contained in this Engagement Letter or otherwise shall in any manner obligate the Company to consummate the AIM Financing or any other transaction proposed or introduced to the Company by SD.

3) In consideration of any introductions that SD makes to an AIM Financing Source, upon consummation of any AIM Financing, the Company agrees to pay to SD the following compensation at and upon the closing or consummation of the AIM Financing (such compensation, the "SUCCESS FEES"); which Success Fees shall be payable in full upon consummation of an offering and sale in the AIM Financing of shares of Company common stock or other securities that are convertible, exchangeable or exercisable for Company equity:

        (a) Five percent (5.0%) of the gross amount of the AIM Financing (prior to the deduction of any fees, expenses, commissions or other charges). In the event any warrants are included in the AIM Financing and exercised for cash, we shall be entitled, in connection with such exercise, to 5% of the gross dollar amount received by you. If the exercise of such warrants is a cashless exercise, you agree to pay us an amount equal to 5% of the value of the shares of the common stock tendered to the Company in connection with such cashless exercise; and

        (b) Warrants (the "WARRANTS") to acquire securities of the Company in the amount of five percent (5%) of the same type of securities or interests issued, conferred or granted in connection with the AIM Financing. Warrants granted are to be five (5) years in duration from the date of consummation of such AIM Financing. The exercise price of the Warrants shall be equal to 110% of the offering price per share of the common stock of the Company offered for public sale in the AIM Financing. The Warrants shall contain piggyback registration rights for the underlying Common Stock.

        (c) An additional cash fee at the rate of $25,000 per month (the "MONTHLY FEE"), payable for the period commencing as of January 1, 2005 and ending in the month in 2005 in which the AIM Financing shall be consummated; such Monthly Fee being deemed earned as of the first day of each such month; provided, however, that in no event shall the Company be obligated to pay SD Monthly Fees aggregating more than $150,000. SD acknowledges that the Company has heretofore paid to SD an advance of $75,000 against such Monthly Fees; which advance shall be deemed credited against the maximum of $150,000 of Monthly Fees that may become payable hereunder. The $75,000 balance of such Monthly Fees shall be payable monthly, commencing February 2005. However, if the AIM Financing shall not be consummated by June 30, 2005, or the Company terminates this Engagement Letter prior to June 30, 2005, the $75,000 advanced on the Monthly Fees shall not be subject to refund by SD.

        (d) The Company shall issue and sell to SD, for $1,125, a total of 1,125,000 shares of the Company's Common Stock.

        (e) In the event, and only in the event that the Company shall receive gross proceeds of at least (U.S.) $2,500,000 in connection with an AIM Financing from an AIM Financing

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Source, upon consummation of such AIM Financing from such AIM Financing Source,
SD shall be entitled to purchase from the Company for $1,000, additional five year warrants (the "ADDITIONAL WARRANTS") entitling the holders to purchase up to 1,000,000 shares of Common Stock at an exercise price of $0.35 per share. The Additional Warrant shall not contain "cashless exercise" provisions and shall be immediately exercisable by the holders. The shares of Common Stock underlying the Additional Warrants shall be registered by the Company for potential future issuance in any registration statement (other than its currently pending Form SB-2 registration statement) that the Company may elect or be required to file with the Securities and Exchange Commission in the future for the benefit of other selling security holders. In addition, subject to receipt of the minimum proceeds described above, the Company will retain SD as a financial consultant for $15,000 per month for 24 months following the AIM Financing pursuant to a consulting agreement to be mutually agreed upon.

4) Notwithstanding the provisions of Section 3 above or any other provision, express or implied, contained herein, the Company shall have the right, in the exercise of its sole and absolute discretion, at any time following January 31, 2005 and upon thirty (30) days prior written notice, to terminate this Agreement and SD's services hereunder, without any further liability to SD, except as is provided in Section 5 below.

5) In the event that the Company's board of directors shall determine, in the exercise of its sole discretion, that the Company should not seek an AIM Financing in the first six months of 2005, or, for any other reason, the AIM Financing shall not be consummated by June 30, 2005, then and in such event, the Company shall be obligated to pay to SD, as a "breakup fee" to compensate SD for its commitments and agreements contained herein, an aggregate of 1,125,000 shares of Company Common Stock for $1,125 (the "BREAKUP FEE").

6) In addition to any Success Fees or Breakup Fee that may be payable to SD hereunder (and regardless of whether a AIM Financing occurs), the Company hereby agrees to, from time to time upon request, to reimburse SD promptly for travel and other related out-of-pocket expenses (exclusive of expenses for any consultants, accountants and lawyers) incurred in performing their services hereunder. The Company shall pre-approve all expenses and in relation to travel expenses all such expenses above $500.

7) The termination of this Agreement, at, prior to or following June 30, 2005, shall not in any manner affect the indemnification, contribution and confidentiality obligations of the parties, the right of SD to receive any Success Fees payable hereunder or Breakup Fees that have accrued prior to such expiration, or the right of SD to receive reimbursement for its out-of-pocket expenses as described above.

8) If within the thirty (30) month period following the expiration or termination of this Agreement, any debt or equity financing (including an AIM Financing) is consummated by the Company through an AIM Financing Source introduced to the Company by SD or its affiliates or associates, then and in such event SD shall be entitled to its full Success Fee as specified herein (less any Break-up Fee, if any, previously paid). SD shall furnish the Company with a list of each AIM Financing Source, which list shall be updated from time to time.

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9)      The Company agrees to indemnify SD and/or any of their successors, assigns, employees, agents, affiliates and representatives in accordance with the indemnification provisions attached hereto as Annex A, which are incorporated herein in their entirety by reference.

10) The Company recognizes and confirms that SD in acting pursuant to this Agreement will be using information provided by others, including, without limitation, information provided by or on behalf of the Company, and that SD does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company hereby warrants that any information relating to the Company will not knowingly contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading. The Company agrees to provide SD with (a) prompt notice of any material development affecting the Company or the occurrence of any event or other change known to the Company that could result in the information containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, (b) copies of any financial reports as soon as reasonably practicable and (c) such other information concerning the business and financial condition of the Company as SD may from time to time reasonably request. SD will have the right to approve the information and other written communications furnished by or on behalf of the Company in connection with an AIM Financing and the Company will cause to be furnished to SD, on the closing date of the AIM Financing, copies of such opinions of counsel and such other documents, letters, certificates and opinions as SD or the investors, purchasers or sellers may reasonably request in form and substance reasonably satisfactory to SD and its counsel or the investors, purchasers or sellers and their respective counsel.

11) Except as contemplated by the terms hereof or as required by applicable law, regulation or legal process, SD shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party without the Company's consent, other than to such of its employees and advisors as SD determines have a need to know. The Company agrees that any information or advice rendered by SD or its representatives in connection with this Agreement is solely for the confidential use of the Company and, except as otherwise required by applicable law, regulation or legal process, the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without SD's prior written consent.

12) This agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby expressly and irrevocably agree and consent that any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby may be instituted in any state or federal court sitting in the State of New York and, by execution of this Agreement, the parties expressly waive any objection which they may have now or hereafter to the venue or jurisdiction of any such action, suit or proceeding and irrevocably submit to the jurisdiction of any such court in any such action, suit or proceeding. The Company and SD agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever

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relating to or arising out of any actual or proposed AIM Financing, or the engagement of or performance by SD hereunder.

13) The Company has not taken, and will not take, any action, directly or indirectly, that may cause any AIM Financing to fail to be entitled to exemption from registration under the U.S. Federal Securities or applicable state securities or "blue sky" laws.

14) Upon consummation of the AIM Financing, SD may, at its own expenses, place announcements or advertisements in financial newspapers and journals describing its services hereunder, if pre-approved by the Company, which approval shall not be unreasonably withheld.

15) This Engagement Letter: (a) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (b) may not be amended or modified except in writing executed by the Company and SD, (c) shall be binding upon and inure to the benefit of the Company, SD, the Indemnified Parties (as defined in Annex A hereto) and their respective successors and assigns and (d) may be executed in two or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

16) This Engagement Letter will serve to amend and restate in its entirety and shall supercede our letter agreement of May 21, 2004; which prior letter agreement is hereby rendered null and void, AB INITIO.

We expect this relationship to be mutually beneficial and look forward to a long-term relationship with the Company.

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Thank you, once again. We are excited to be working with you.


Very truly yours,

SD PARTNERS, LLC                       UTIX GROUP, INC.

Date: ___________________              Date: ___________________

By:  ____________________              By:  ____________________
                                       President and CEO

                                       Accepted and agreed to as of
                                       the date set forth above.

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                       ANNEX A: INDEMNIFICATION PROVISIONS

In connection with the engagement of SD Partners LLC ("SD") by Utix Group, Inc. (the "Company") pursuant to a letter agreement dated August 9, 2004 between the Company and SD as it may be amended from time to time (the "Agreement"), the Company hereby agrees as follows:

A) The Company agrees to indemnify SD and/or any controlling person, partner, director, officer, employee, agent, affiliate and representative of SD (hereinafter collectively referred to as the "Indemnified Parties") and hold each of them harmless against any losses, claims, damages, expenses (including the reasonable fees and expenses of their respective attorneys), liabilities, actions, proceedings, investigations (formal or informal), inquiries or threats thereof (all of the above being hereinafter collectively referred to as "Liabilities") to which the Indemnified Parties may become subject arising in any manner out of or in connection with the rendering of services by SD hereunder (including, without limitation services rendered in connection with a AIM Financing), unless it is finally judicially determined that the Liabilities arose out of the gross negligence or willful misconduct of the Indemnified Parties, and in case any action shall be brought against the Indemnified Parties with respect to which indemnity may be sought against the Company, SD shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to SD and payment of all fees and expenses. SD shall fully cooperate in all such proceedings.

        The Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ counsel as required above, or
        (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Parties which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by SD.

        For actions brought against the Indemnified Parties for which the Company has assumed the defense, the Company agrees that it will not enter into a settlement of any such action without the prior written consent of the Indemnified Parties. For actions brought against the Indemnified Parties for which the Indemnified Parties shall seek

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        indemnification, the Indemnified Parties agree that they will not enter into a settlement of any such action without the prior written consent of the Company.

B) The Company and SD agree that if any indemnification or reimbursement sought pursuant to the preceding Paragraph A is finally judicially determined to be unavailable (except by reason of the gross negligence or willful misconduct of the Indemnified Parties) then, whether or not SD is the person entitled to indemnification or reimbursement, the Company and SD shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and SD on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by SD exceed the amount of fees actually received by SD for the AIM Financing, as the case may be.

SD PARTNERS, LLC                       UTIX GROUP, INC.


Date: ________________________         Date: ________________________

By: __________________________         By: __________________________
                                               President and CEO